Citigroup Inc.	February 14, 2013 Medium-Term Senior Notes, Series H Pricing Supplement No. 2013—CMTNH0037 Filed Pursuant to Rule 424(b)(2) Registration No. 333-172562
$5,000,000 Return Optimization Securities Based on the EURO STOXX 50® Index Due February 21, 2017

▪
The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Inc., which will rank on par with our other unsubordinated and unsecured obligations.  Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity.  Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of the EURO STOXX 50® Index (the "index") from its initial index level to its final index level.

▪
The securities offer leveraged exposure to a limited range of potential appreciation of the index as described below. In exchange, investors in the securities must be willing to forgo (i) any appreciation in excess of the maximum gain specified below and (ii) any dividends on the stocks included in the index.  Investors must also be willing to accept full downside exposure to any depreciation of the index.  If the index depreciates, you will lose 1% of the stated principal amount  of your securities for every 1% of that depreciation.

▪
In order to obtain the modified exposure to the index that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the credit risk of Citigroup Inc. and the risk of not receiving any amount due under the securities if we default on our obligations.

KEY TERMS
Index:	EURO STOXX 50® Index
Aggregate principal amount:	$5,000,000
Stated principal amount:	$10 per security
Trade date:	February 14, 2013
Settlement date:	February 20, 2013
Final valuation date:	February 14, 2017, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	February 21, 2017
Payment at maturity:
For each $10 security you hold at maturity:
▪   If the final index level is greater than the initial index level:
$10 + ($10 × the lesser of (i) index return × multiplier and (ii) maximum gain)
▪   If the final index level is equal to the initial index level:
   $10
▪   If the final index level is less than the initial index level:
$10 + ($10 × index return)
If the final index level is less than the initial index level, your payment at maturity will be less, and possibly significantly less, than the $10 stated principal amount per security.  You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion or all of your investment.

Initial index level:	2,635.35, the closing level of the index on the trade date
Final index level:	The closing level of the index on the final valuation date
Index return:	(final index level – initial index level) / initial index level
Multiplier:	5.00
Maximum gain:	102.80%. Because of the maximum gain, the payment at maturity will not exceed $20.28 per security.
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	173095605 / US1730956059
Agents:	Citigroup Global Markets Inc., an affiliate of the issuer, as lead agent, and UBS Financial Services Inc., as agent, each acting as principal
Underwriting fee and issue price:	Price to public	Underwriting fee(1)	Proceeds to issuer
Per security:	$10.00	$0.25	$9.75
Total:	$5,000,000	$125,000	$4,875,000
(1) Citigroup Global Markets Inc., acting as principal, has agreed to purchase from Citigroup Inc., and Citigroup Inc. has agreed to sell to Citigroup Global Markets Inc., the aggregate stated principal amount of the securities set forth above for $9.75 per security. UBS Financial Services Inc., acting as principal, has agreed to purchase from Citigroup Global Markets Inc., and Citigroup Global Markets Inc. has agreed to sell to UBS Financial Services Inc., all of such securities for $9.75 per security. UBS Financial Services Inc. will receive an underwriting discount of $0.25 per security for each security it sells. For additional information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting fee, Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-3.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Product Supplement No. EA-02-02 dated December 27, 2012            Underlying Supplement No. 2 dated December 27, 2012
Prospectus Supplement dated December 20, 2012 and Prospectus dated May 12, 2011

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
$5,000,000 Return Optimization Securities Based on the EURO STOXX 50® Index Due February 21, 2017

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.  The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement.  For example, certain events may occur that could affect your payment at maturity.  These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to an Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Index,” and not in this pricing supplement.  The accompanying underlying supplement contains important disclosures regarding the index that are not repeated in this pricing supplement.  It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities.  Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the initial index level to the final index level.

Investors in the securities will not receive any dividends on the stocks included in the index.  The diagram and examples below do not show any effect of lost dividend yield over the term of the securities.  See “Summary Risk Factors—Investing in the securities is not equivalent to investing in the index or the stocks that constitute the index” below.

Return Optimization Securities Payment at Maturity Diagram

Your actual payment at maturity per security will depend on the actual final index level.  The examples below are intended to illustrate how your payment at maturity will depend on whether the final index level is greater than or less than the initial index level and by how much.

Example 1—Upside Scenario A.  The hypothetical final index level is 2,898.89 (a 10% increase from the initial index level), which is greater than the initial index level.

Payment at maturity per security	=	$10 + ($10 × the lesser of (i) index return × multiplier and (ii) maximum gain)
	=	$10 + ($10 × the lesser of (i) 10% × 5.00 and (ii) 102.80%)
	=	$10 + ($10 × the lesser of (i) 50% and (ii) 102.80%)

February 2013	PS-2

Citigroup Inc.
$5,000,000 Return Optimization Securities Based on the EURO STOXX 50® Index Due February 21, 2017

=	$10 + ($10 × 50%)
=	$15.00

Because the index appreciated from its initial index level to its hypothetical final index level and the hypothetical total return at maturity per security based on the index return and multiplier would be 50%, which is less than the maximum gain of 102.80%, your payment at maturity in this scenario would be equal to $15.00 per security.

Example 2—Upside Scenario B.  The hypothetical final index level is 3,425.96 (a 30% increase from the initial index level), which is greater than the initial index level.

Payment at maturity per security	=	$10 + ($10 × the lesser of (i) index return × multiplier and (ii) maximum gain)
	=	$10 + ($10 × the lesser of (i) 30% × 5.00 and (ii) 102.80%)
	=	$10 + ($10 × the lesser of (i) 150% and (ii) 102.80%)
	=	$10 + ($10 × 102.80%)
	=	$20.28

Because the index appreciated from its initial index level to its hypothetical final index level and the hypothetical total return at maturity per security based on the index return and multiplier would be 150%, which is greater than the maximum gain of 102.80%, your payment at maturity in this scenario would be equal to the maximum payment at maturity of $20.28 per security.

Example 3—Downside Scenario.  The hypothetical final index level is 1,317.68 (a 50% decrease from the initial index level), which is less than the initial index level.

Payment at maturity per security	=	$10 + ($10 × index return)
	=	$10 + ($10 × –50%)
	=	$5.00

Because the hypothetical final index level decreased from the initial index level, your payment at maturity in this scenario would reflect 1-to-1 exposure to the negative performance of the index.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with the index.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement.  You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

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You may lose some or all of your investment. The securities differ from ordinary debt securities in that we will not necessarily repay the full stated principal amount of your securities at maturity. The return on the securities at maturity is linked to the performance of the index and will depend on whether, and the extent to which, the index return is positive or negative.  If the final index level is less than the initial index level, you will lose 1% of the stated principal amount of the securities for every 1% the final index level declines from the initial index level.  There is no minimum payment at maturity on the securities.  Accordingly, you could lose your entire investment in the securities.

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The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

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The multiplier only applies if you hold the securities to maturity and the final index level is greater than the initial index level. You should be willing to hold your securities to maturity. If you are able to sell your securities prior to maturity in a secondary market transaction at a time when the closing level of the index exceeds the initial index level, the return you realize is unlikely to

February 2013	PS-3

Citigroup Inc.
$5,000,000 Return Optimization Securities Based on the EURO STOXX 50® Index Due February 21, 2017

reflect the full economic effect of the multiplier and may in fact be negative even though the closing level of the index exceeds the initial index level at that time.  You will only have the potential to receive the full benefit of the multiplier if you hold the securities to maturity and the final index level is greater than the initial index level.

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Your potential return on the securities is limited.  If the index return is positive, you will be entitled to receive at maturity only the stated principal amount of the securities plus an amount equal to the lesser of (i) the index return times the multiplier and (ii) the maximum gain of 102.80%. Your return on the securities is limited by the maximum gain, regardless of any further increase in the closing level of the index, which may be significant.  Accordingly, the maximum payment at maturity will be $20.28 per security. As a result, the return on an investment in the securities may be less than the return on a hypothetical alternative investment providing  1-to-1 exposure to the appreciation of the index without a maximum gain.

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The securities are subject to the credit risk of Citigroup Inc.  Any payment on the securities will be made by Citigroup Inc. and therefore is subject to the credit risk of Citigroup Inc.  If we default on our obligations under the securities, you may not receive any payments that become due under the securities. As a result, the value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any decline, or anticipated decline, in our credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the securities.

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The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity.  The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities.

Citigroup Global Markets Inc. intends to make a secondary market in relation to the securities and to provide an indicative bid price on a daily basis. Any indicative bid prices provided by Citigroup Global Markets Inc. shall be determined in Citigroup Global Markets Inc.’s sole discretion, taking into account prevailing market conditions, and shall not be a representation by Citigroup Global Markets Inc. that any instrument can be purchased or sold at such prices (or at all).

Notwithstanding the above, Citigroup Global Markets Inc. may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason.  UBS Financial Services Inc. does not intend to make a market in the securities. Consequently, there may be no market for the securities and investors should not assume that such a market will exist. Accordingly, an investor must be prepared to hold the securities until the maturity date. Where a market does exist, to the extent that an investor wants to sell the securities, the price may, or may not, be at a discount from the stated principal amount.

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The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or other relevant factors, the price, if any, at which Citigroup Global Markets Inc. may be willing to purchase the securities in secondary market transactions will likely be lower than the issue price because the issue price includes, and secondary market prices are likely to exclude, underwriting fees and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions.  Any secondary market price is also likely to be reduced by the costs of unwinding the related hedging transactions.  Any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets Inc. as a result of dealer discounts, mark-ups or other transaction costs.

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Your payment at maturity depends on the closing level of the index on a single day.  Because your payment at maturity depends on the closing level of the index solely on the final valuation date, you are subject to the risk that the closing level on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities.  If you had invested in another instrument linked to the index that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the index, you might have achieved better returns.

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The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the level and volatility of the index and a number of other factors, including the price and volatility of the stocks that constitute the index, dividend yields on the stocks that constitute the index, interest rates generally, the time remaining to maturity and our creditworthiness.  You should understand that the value of your securities at any time prior to maturity may be significantly less than the stated principal amount.

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Investing in the securities is not equivalent to investing in the index or the stocks that constitute the index.  You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the index.  As of February 14, 2013, the average dividend yield of the index was 4.50% per year.  While it is impossible to know the future dividend yield of the index, if this average dividend yield were to remain constant for the term of the securities, you would be forgoing an aggregate yield of approximately 18.00% (assuming no reinvestment of dividends) by investing in the securities instead of investing directly in the stocks that constitute the index or in another investment linked to the index that provides for a pass-through of dividends.  The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

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The index is subject to risks associated with European markets. The stocks that constitute the index trade on European markets. The European economy has recently been adversely affected by the sovereign debt crises affecting Greece and other nations, and significant uncertainty about the impact of the Euro as a common currency remains. In addition, non-U.S. markets tend to be more volatile than U.S. markets.  A continued worsening of the European economy will adversely affect the value of and

February 2013	PS-4

Citigroup Inc.
$5,000,000 Return Optimization Securities Based on the EURO STOXX 50® Index Due February 21, 2017

return on the securities.  Furthermore, there is generally less publicly available information about non-U.S. companies than about U.S. companies that are subject to the reporting requirements of the SEC.  Further, non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies.

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The index return will not be adjusted for changes in exchange rates relative to the U.S Dollar. The index is composed of stocks denominated in foreign currencies, the values of which may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or international political or economic developments. However, the value of your securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the stocks composing the index are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

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Our affiliates, or UBS Financial Services Inc. or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the securities.  Any such research, opinions or recommendations could affect the level of the index and the value of the securities.  Our affiliates, and UBS Financial Services Inc. and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by our affiliates or by UBS Financial Services Inc. or its affiliates may not be consistent with each other and may be modified from time to time without notice.  These and other activities of our affiliates or UBS Financial Services Inc. or its affiliates may adversely affect the level of the index and may have a negative impact on your interests as a holder of the securities.  Investors should make their own independent investigation of the merits of investing in the securities and the index to which the securities are linked.

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Trading and other transactions by our affiliates, or by UBS Financial Services Inc. or its affiliates, in the equity and equity derivative markets may impair the value of the securities.  We have hedged our exposure under the securities by entering into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, with affiliated or unaffiliated counterparties.  Such trading and hedging activities may affect the level of the index and make it less likely that you will receive a return on your investment in the securities. It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. Our affiliates and UBS Financial Services Inc. and its affiliates may also engage in trading in instruments linked to the index on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Our affiliates or UBS Financial Services Inc. or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the index. By introducing competing products into the marketplace in this manner, our affiliates or UBS Financial Services Inc. or its affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the securities.

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Our affiliates, or UBS Financial Services Inc. or its affiliates, may have economic interests that are adverse to yours as a result of their respective business activities.  Our affiliates or UBS Financial Services Inc. or its affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the index, including extending loans to, making equity investments in or providing advisory services to such issuers.  In the course of this business, our affiliates or UBS Financial Services Inc. or its affiliates may acquire non-public information about those issuers, which they will not disclose to you.  Moreover, if any of our affiliates or UBS Financial Services Inc. or any of its affiliates becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

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Adjustments to the index may affect the value of your securities.  STOXX Limited (the “index publisher”) may add, delete or substitute the stocks that constitute the index or make other methodological changes that could affect the level of the index. The index publisher may discontinue or suspend calculation or publication of the index at any time without regard to your interests as holders of the securities.

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The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities.  If certain events occur, such as market disruption events or the discontinuance of the index, Citigroup Global Markets Inc., as calculation agent, will be required to make certain judgments that could significantly affect your payment at maturity.  In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

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The U.S. federal tax consequences of an investment in the securities are unclear.  There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected.  As described below under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS

February 2013	PS-5

Citigroup Inc.
$5,000,000 Return Optimization Securities Based on the EURO STOXX 50® Index Due February 21, 2017

released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.  You should read carefully the discussion under "United States Federal Tax Considerations" and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Information about the Index

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. The EURO STOXX 50® Index is reported by Bloomberg L.P. under the ticker symbol “SX5E.”

STOXX Limited (“STOXX”) and its licensors and Citigroup Global Markets Inc. have entered into a non-exclusive license agreement providing for the license to Citigroup Global Markets Inc. and its affiliates, in exchange for a fee, of the right to use the EURO STOXX 50® Index, which is owned and published by STOXX, in connection with certain financial instruments, including the securities.  For more information, see “Equity Index Descriptions—EURO STOXX 50® Index—License Agreement with STOXX Limited” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—EURO STOXX 50® Index” in the accompanying underlying supplement for important disclosures regarding the index.

Historical Information

The closing level of the index on February 14, 2013 was 2,635.35.

The graph below shows the closing levels of the index for each day such level was available from January 2, 2008 to February 14, 2013.  We obtained the closing levels from Bloomberg L.P., without independent verification.  You should not take the historical levels of the index as an indication of future performance.

EURO STOXX 50® Index Historical Closing Levels January 2, 2008 to February 14, 2013

United States Federal Tax Considerations

You should read carefully the discussion under "United States Federal Tax Considerations" and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

February 2013	PS-6

Citigroup Inc.
$5,000,000 Return Optimization Securities Based on the EURO STOXX 50® Index Due February 21, 2017

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes.  By purchasing the securities, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.  There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•
Upon a sale or exchange of the securities, or retirement of the securities at maturity, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if you held the securities for more than one year.

Under current law, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of amounts paid to you with respect to the securities provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

You should read the section entitled "United States Federal Tax Considerations" in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Supplemental Plan of Distribution

Citigroup Global Markets Inc., acting as principal, has agreed to purchase from Citigroup Inc., and Citigroup Inc. has agreed to sell to Citigroup Global Markets Inc., the aggregate stated principal amount of the securities set forth on the cover page of this pricing supplement for $9.75 per security. UBS Financial Services Inc., acting as principal, has agreed to purchase from Citigroup Global Markets Inc., and Citigroup Global Markets Inc. has agreed to sell to UBS Financial Services Inc., all of such securities for $9.75 per security. UBS Financial Services Inc. will receive an underwriting discount of $0.25 per security for each security it sells.  The underwriting discount will be received by UBS Financial Services Inc. and its financial advisors collectively. If all of the securities are not sold at the initial offering price, Citigroup Global Markets Inc. may change the public offering price and other selling terms.

Citigroup Global Markets Inc. is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in each of the accompanying product supplement and prospectus supplement and “Plan of Distribution” in the accompanying prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We may hedge our obligations under the securities through an affiliate of Citigroup Global Markets Inc. and us or through unaffiliated counterparties, and our counterparties may profit from such expected hedging activity even if the value of the securities declines. This hedging activity could affect the closing level of the index and, therefore, the value of and your return on the securities. For additional information on the

February 2013	PS-7

Citigroup Inc.
$5,000,000 Return Optimization Securities Based on the EURO STOXX 50® Index Due February 21, 2017

ways in which we may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Citigroup Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Michael J. Tarpley, Associate General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated January 17, 2013, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on January 17, 2013, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the securities, nor the issuance and delivery of the securities, nor the compliance by Citigroup Inc. with the terms of the securities, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Inc. or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Inc.

In the opinion of Michael J. Tarpley, Associate General Counsel—Capital Markets of Citigroup Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed, and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Inc., and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Michael J. Tarpley, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

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February 2013	PS-8